Amendment to Subadvisory Agreement for LORD, ABBETT & CO. LLC

AST Investment Services, Inc. and Prudential Investments LLC and Lord, Abbett & Co. LLC (“Subadviser”) hereby agree to amend the subadvisory agreement (including amendments) listed below (the “Agreement”) by amending existing Schedule A to such Agreement, which addresses the level of subadvisory fees under such Agreement. Existing Schedule A is hereby replaced in its entirety with the attached Amended Schedule A, effective as of May 2, 2011.

The Agreement affected by this Amendment consists of the following:

1.

Subadvisory Agreement, dated as of May 1, 2003 and as amended and supplemented to date, by and among AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), Prudential Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to AST Lord Abbett Core Fixed-Income Portfolio of Advanced Series Trust (formerly AST Lord Abbett Bond-Debenture Portfolio of Advanced Series Trust);

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.     Name of Portfolio. All references to “AST Lord Abbett Bond-Debenture Portfolio” shall be replaced with “AST Lord Abbett Core Fixed-Income Portfolio.”

2.     Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.     Defined Terms. Full Force and Effect. Capitalized terms used but not defined herein shall have the meaning given to them in the Agreement listed above. Amended Schedule A supersedes any other fee arrangements, written or oral, that may be applicable to the Agreement listed above. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and continue to be in full force and effect.

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IN WITNESS HEREOF, AST Investment Services, Inc., Prudential Investments LLC, and Lord, Abbett & Co. LLC have duly executed this Amendment as of the date and year first written above.

AST INVESTMENT Services, Inc.

                         By: ___________________________
                         Name: ________________________
                         Title: _________________________

PRUDENTIAL INVESTMENTS LLC

                         By: ___________________________
                         Name: ________________________
                         Title: _________________________

LORD, ABBETT & CO. LLC

                         By: __________________________

                         Name: ________________________

                         Title: _________________________

Effective Date as Revised: May 2, 2011

AMENDED SCHEDULE A FOR
LORD, ABBETT & CO. LLC Subadvisory Agreement

Advanced Series Trust

As compensation for services provided by Lord, Abbett & Co. LLC, AST Investment Services, Inc. and/or Prudential Investments LLC (PI), as applicable, will pay Lord, Abbett & Co. Inc. an advisory fee on the net assets managed by Lord, Abbett & Co. LLC that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee
AST Lord Abbett Core Fixed-Income Portfolio of Advanced Series Trust (formerly AST Lord Abbett Bond-Debenture Portfolio of Advanced Series Trust)

0.17% of average daily net assets to $250 million;

0.15% of average daily net assets
over $250 million but not exceeding $1 billion;

0.13% of average daily net assets
over $1 billion but not exceeding $2 billion;

0.12% of average daily net assets over $2 billion

Effective Date as Revised: May 2, 2011

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